Exhibit 99.1
EZCORP'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2014 NOW AVAILABLE

AUSTIN, Texas (December 2, 2014) - EZCORP, Inc. (NASDAQ: EZPW), a leading provider of easy cash solutions for consumers, announced today that its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 has been filed with the Securities and Exchange Commission.

During the completion of its fiscal year-end consolidation process and audit, certain unforeseen adjustments were made resulting in a change to the final financial statements for the fourth quarter and fiscal year 2014. For the fiscal fourth quarter and the fiscal year end, the final net loss attributable to EZCORP was $87.8 million and $45.7 million respectively, both a $0.9 million improvement versus the unaudited financial statements presented in the company's earnings release on November 6, 2014.

The report is available on the Investor Relations section of the company's website (www.ezcorp.com). EZCORP stockholders may obtain a paper copy of the report, free of charge, by sending a request to investorrelations@ezcorp.com or by calling 1-800-873-7296, ext. 2220.

About EZCORP
EZCORP is a leader in delivering easy cash solutions to our customers across channels, products, services and markets. With approximately 7,300 team members and approximately 1,400 locations and branches, we give our customers multiple ways to access instant cash, including pawn loans and consumer loans in the United States, Mexico and Canada, and fee-based credit services to customers seeking loans. At our pawn and buy/sell stores and online, we also sell merchandise, primarily collateral forfeited from pawn lending operations and used merchandise purchased from customers.

EZCORP owns controlling interests in Prestaciones Finmart, S.A.P.I. de C.V., SOFOM, E.N.R. (doing business under the names “Crediamigo” and “Adex”), a leading provider of consumer loans in Mexico, and in Renueva Commercial, S.A.P.I. de C.V., an operator of buy/sell stores in Mexico under the name “TUYO.” The company also has a significant investment in Cash Converters International Limited (CCV.ASX), which franchises and operates a worldwide network of over 700 stores that provide personal financial services and sell pre-owned merchandise.

Contact:
Mark Trinske
Vice President, Investor Relations and Communications
EZCORP, Inc.
(512) 314-2220
Investor_Relations@ezcorp.com
http://investors.ezcorp.com/